EXHIBIT 10.1 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

AGREEMENT BY AND BETWEEN

Franklin Community Bank, N.A.

Rocky Mount, VA

and

The Comptroller of the Currency

Franklin Community Bank, N.A., Rocky Mount, Virginia (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller, through his National Bank Examiner, has examined the Bank and his findings are contained in the Report of Examination (“ROE”) for the examination commenced on November 3, 2008.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1). This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 181 8(e)(1) and 12 U.S.C. § 1818(i)(2).

(2) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 183 1i. This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(3) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Alan T. Young

Assistant Deputy Comptroller

Virginias Field Office

3800 Electric Road, Suite 204

Roanoke, VA 24018-0503

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within fifteen (15) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which none shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within thirty (30) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

CAPITAL PLAN

(1) Within ninety (90) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program. The program shall include:

(a)	projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(b)	projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(c)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;

(d)	contingency plans that identify alternative methods should the primary source(s) under (c) above not be available; and

(e)	a dividend policy that permits the declaration of a dividend only:

(i)	when the Bank is in compliance with its approved capital program; and

(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60.

(2) Upon adoption, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital plan.

ARTICLE IV

PROBLEM LOAN IDENTIFICATION

(1) Within sixty (60) days of the date of this Agreement, the Board shall establish an effective problem loan identification program that provides for early identification of emerging and potential problem credits, along with a formal plan to proactively manage these assets. This includes, but is not limited to:

(a)	ensuring early problem loan identification and risk rating by loan officers and establishing loan officer accountability for accurately risk rating loans and recognizing nonaccrual loans under their respective supervision in a timely manner;

(b)	ensuring timely recognition of accrual status such that non-accrual assets are accurately reflected prior to filing of the Consolidated Reports of Condition and Income;

(c)	developing formal loan work out plans for problem credits that include the current status of the loan, current financial condition of the borrower, accrual status, source and date of the collateral valuation, and specific action plans with target dates;

(d)	establishing an independent reporting line to the Board or its committee for the internal loan review function; and

(e)	ensuring internal loan review provides quarterly reports to the Board, or committee thereof, that shall include, at a minimum, conclusions regarding:

(i)	the overall quality of the loan portfolio;

(ii)	the identification, type, rating, and amount of problem loans;

(iii)	the identification and amount of delinquent loans;

(iv)	credit and collateral documentation exceptions;

(v)	the identification and status of credit-related violations of law, rule or regulation;

(vi)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (ii) through (v) of this Article;

(vii)	concentrations of credit; and

(viii)	loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank.

(2) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(3) Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

ARTICLE V

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses (“Allowance”) and shall enhance the Bank’s program for the maintenance of an adequate Allowance. This review and enhanced program shall be designed in light of the comments on maintaining a proper Allowance found in the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook, and shall include, but not be limited to, the following factors:

(a)	results of lending officer-initiated downgrades;

(b)	findings from the Bank’s internal loan review;

(c)	results of any applicable external loan review;

(d)	adjusting historical loss ratios, through the use of applicable qualitative factors, for classified and special mention loans;

(e)	trends of delinquent and nonaccrual loans;

(f)	concentrations of credit in the Bank; and

(g)	present and prospective economic conditions.

(2) The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(4) Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

ARTICLE VI

CONCENTRATIONS OF CREDIT

(1) Within thirty (30) days of the date of this Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to sublimits1 for concentrations2 in acquisition and development loans, speculative lot loans, and speculative single-family housing construction loans.

(2) Management should report the level, trend, and performance of these concentrations to the Board quarterly.

(3) The Board should determine if actions are needed to reduce the level of concentrations in the portfolios identified in section (1) of this Article.

(1)	Sublimits should be established as a percent of Tier I Risk-based Capital plus the Allowance for Loan and Lease Losses.
(2)	For purposes of this Article, a concentration of credit is as defined in the “Loan Portfolio Management” booklet of the Comptroller’s Handbook.

(4) The Board shall forward a copy of any analysis performed on existing or potential concentrations of credit to the Assistant Deputy Comptroller quarterly.

ARTICLE VII

UNDERWRITING

(1) Within sixty (60) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure Bank adherence to a written underwriting program that includes policies and procedures that provides for reasonable amortization of speculative lot and speculative single-family housing construction loans. The program shall also include:

(a)	procedures to ensure the SLTV report is accurately maintained on an ongoing basis;

(b)	procedures to ensure financial analyses are documented, performed at origination and on an ongoing basis, include a global cash flow analysis of the borrower/project, and include a global cash flow analysis of any guarantors;

(2) Within sixty (60) days, the Board shall perform a review of the loan portfolio and ensure the Supervisory Loan-to-Value (SLTV) report accurately reflects updated appraisal values.

(3) The Board shall ensure that the Bank continues to employ a capable financial analyst to analyze borrower financial statements.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5) Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

ARTICLE VIII

CRITICIZED ASSETS

(1) Within sixty (60) days of the date of this Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” This program shall include, at a minimum:

(a)	an identification of the expected sources of repayment;

(b)	the appraised value (including the date of the appraisal) of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(2) Upon adoption, a copy of the program for all criticized assets equal to or exceeding one hundred thousand dollars ($100,000) shall be forwarded to the Assistant Deputy Comptroller for review.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE IX

LIQUIDITY

(1) The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank’s needs. The Board shall promptly increase the liquidity of the Bank to a level that is sufficient to sustain the Bank’s current operations and to withstand any anticipated or extraordinary demand against its funding base. Such actions may include, but are not necessarily limited to:

(a)	selling assets;

(b)	obtaining lines of credit from the Federal Reserve Bank;

(c)	obtaining lines of credit from correspondent banks;

(d)	recovering charged-off assets; and

(e)	injecting additional equity capital.

(2) The Board shall review the Bank’s liquidity on a monthly basis. Such reviews shall consider:

(a)	a maturity schedule of certificates of deposit, including large uninsured deposits;

(b)	the volatility of demand deposits;

(c)	the amount and type of loan commitments and standby letters of credit;

(d)	an analysis of the continuing availability and volatility of present funding sources;

(e)	an analysis of the impact of decreased cash flow from the Bank’s loan portfolio resulting from delinquent and non-performing loans;

(f)	an analysis of the impact of decreased cash flow from the sale of loans or loan participations; and

(g)	geographic disbursement of (to the extent the Bank is able to obtain geographic disbursement information) and risk from brokered deposits.

ARTICLE X

ASSET/LIABILITY MANAGEMENT

(1) Within sixty (60) days of the date of this Agreement, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written, coordinated asset/liability management strategy. This strategy should:

(a)	provide for adequate management reports that enable the Board and management to monitor the Bank’s liquidity position and maintain liquidity at an adequate level. These reports should:

(i)	include compliance with all policy limits;

(ii)	be presented to the Board monthly;

(iii)	include a prospective, rolling 30, 60, 90, 120, 150 and 180 days

Sources and Uses Report that reflects anticipated shortfalls and probable funding sources;

(iv)	include a rollover risk analysis;

(v)	identify and quantify funding concentrations and collateral positions; and

(vi)	identify key, early warning indicators that would trigger a more in- depth analysis.

(b)	quantify growth plans;

(c)	identify and prioritize funding sources, including the use of brokered deposits;

(d)	establish limits for the amount of retail deposits, asset growth, and brokered deposits as a percent of total assets;

(e)	revise the Asset Liability Management policy to include:

(i)	guidance on monitoring and reporting the items in (a) through (d) of this Article;

(ii)	limits for rollover risk and collateral positions; and

(iii)	minimum net liquid assets to liabilities ratios.

(f)	review the current loan to deposit (LTD) ratio and determine if an adjustment is needed. Any adjustments to the LTD ratio should be included in the Asset Liability Management policy;

(g)	ensure Asset Liability Committee (ALCO) participation and concurrence for funding strategy changes; and

(h)	revise the Contingency Funding Plan (CFP) to:

(i)	identify liquidity crises that are relevant to current balance sheet composition and strategies;

(ii)	ensure crisis scenarios identify trigger points for actions that should be taken in advance of reaching the crisis; and

(iii)	include severity and duration components and the related impact on funds availability.

(2) Upon adoption, a copy of the written strategy shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the strategy.

(3) Copies of the liquidity reports outlined in this Article shall be forwarded to the Assistant Deputy Comptroller in the Bank’s quarterly report.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

ARTICLE XI

BROKERED DEPOSITS

(1) The Bank may accept Brokered Deposits (as defined by 12 C.F.R. § 337.6(a)(2)) for deposit at the Bank, up to fifteen percent (15%) of total deposits3, without obtaining a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(2) The limitation of paragraph (1) of this Article shall include the acquisition of Brokered Deposits through any transfer, purchase, or sale of assets, including Federal funds transactions administered through a deposit broker.

[3]	Total deposits as reported in the most recent Consolidated Report of Condition.

(3) Any request to exceed the Brokered Deposit limitation in paragraph (1) of this Article shall be submitted in writing to the Assistant Deputy Comptroller for written determination of no supervisory objection and shall contain, at a minimum, the following:

(a)	the dollar volume, maturities, and cost of the Brokered Deposits to be acquired;

(b)	the proposed use of the Brokered Deposits, i.e., short-term liquidity or restructuring of liabilities to reduce cost;

(c)	alternative funding sources available to the Bank; and

(d)	the reasons why the Bank believes that the acceptance of the Brokered Deposits does not constitute an unsafe and unsound practice in its particular circumstances.

(4) The Assistant Deputy Comptroller may require the submission of such additional information as necessary to make an informed decision. Upon consideration of the Bank’s application, the Assistant Deputy Comptroller will determine whether the proposed acquisition of Brokered Deposits may be accomplished in a safe and sound manner and may condition the Bank’s acquisition as the Assistant Deputy Comptroller shall deem appropriate.

ARTICLE XII

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any noncompliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory

“written agreement entered into with the agency” as contemplated by 12 U.S.C. § 181 8(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 181 8(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Alan T. Young	Date: April 16, 2009
Alan T. Young
Assistant Deputy Comptroller
Virginias Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Al N. Angle	Date: April 16, 2009

/s/ Lee D. Arrington	Date: April 16, 2009

/s/ W. Kelvin Bowles	Date: April 16, 2009

/s/ Larry A. Heaton	Date: April 16, 2009

/s/ Wesley W. Naff III	Date: April 16, 2009

/s/ Danny M. Perdue	Date: April 16, 2009

/s/ Joel R. Shepherd	Date: April 16, 2009

/s/ Richard L. Shively	Date: April 16, 2009

/s/ Michael A. Turner	Date: April 16, 2009